EXHIBIT 10.55

July 23, 1993


Mr. Ronald W. Frederick
8350 River Ridge Drive
Coopersville, MI 49404

Dear Ron:

This letter will set forth our agreement regarding your employment and responsibilities as General Manager and Vice President of Johnson Technology effective upon completion of the acquisition.

1. Position: The position is that of General Manager and Vice President of UNC Johnson Technology, an operation of UNC's Manufacturing Division, initially reporting to John J. Bonasia, Executive Vice President and Chief Operating Officer.

You will be responsible for the successful integration of UNC Johnson Technology into UNC's Manufacturing Division, managing the Company for profitability and growth as defined by all operational and financial objectives set forth by management when UNC Johnson Technology was acquired.

2.  Compensation:

  (a) Base Salary: Your base annual salary will be $150,000 and reviewed annually.
  (b) Incentive Compensation Plan: You will be designated a participant in UNC's Incentive Compensation Plan (the "Plan"), under which you may receive incentive compensation from the field pool, of up to 30% of your base annual salary depending on Johnson Technology's performance in achieving its annual business plan goals. You will also be eligible to receive an additional incentive award from the CEO's Discretionary Fund that recognizes exceptional performance on your part in comparison with the performance of other key executives of UNC operating divisions.

You will be guaranteed $30,000 incentive compensation for 1993 from UNC.

3. Stock Options: Based upon availability of shares, recommendation will be made to the Management Development and Compensation Committee that you be granted an option to purchase 10,000 shares of UNC Common Stock, at the fair market value of such shares at the date of grant, under UNC's 1990 Stock Option Plan for Key Employees. The Plan requires the purchase of qualifying shares by option holders of one share for each four option shares.

4.  Other Benefits:

  (a) Perquisites: You will receive a $5,000 per year allowance, paid in January and July, in lieu of car expenses and other perquisites.

  (b) Retirement Income Savings Plan: You will continue to participate in the Johnson Technology 401 (k) plan.

  (c) Group Insurance: You will continue to participate in the Johnson Technology health, life and disability plans, and other benefit plans.

  (d) Vacation: Your annual vacation entitlement will be in accordance with UNC Johnson Technology's vacation policy.

  (e) Reinstitute country club membership currently listed as "Leave of Absence" until 2/1/94.

5. Terms of Agreement: Subject to the terms and conditions of this agreement, this agreement shall be for a term of two years. Should the company decide to terminate your employment during the term of this agreement (for reasons other than for cause), you would be compensated for the remainder of the term, twelve months or until you commence employment with a new employer, whichever is less. The compensation would be at your annualized compensation level plus employee benefits and out placement service.

You, in turn, agree to give UNC ample notice should you decide to voluntarily leave Johnson Technology. Should you leave during the first year, you agree to give 6 months notification. For the remainder of the contract, 90-day notification is required.

If the foregoing is acceptable to you, please sign and return the enclosed copy of this letter to me.

Sincerely,

UNC INCORPORATED



/s/ John J. Bonasia
Executive Vice President
Chief Operating Officer

Accepted:


/s/ Ronald W. Frederick
 7/27/93

JJB/aa